U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-4267                       June 30, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

INSTITUTIONAL FIDUCIARY TRUST
      Franklin's IFT Money Market Portfolio
      Franklin Cash Reserves Fund
      Franklin U.S. Government Securities Money Market Portfolio

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404




                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-4986                       June 30, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

FRANKLIN INVESTORS SECURITIES TRUST
      Franklin Adjustable U.S. Government Securities Fund

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404






                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-2605                       June 30, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

FRANLIN MONEY FUND

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404





                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-8962                       June 30, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

FRANKLIN TEMPLETON MONEY FUND II

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404






                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-3052                       June 30, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

FRANKLIN FEDERAL MONEY FUND

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404











                        REPORT OF INDEPENDENT AUDITORS


To the Boards of Trustees of:

INSTITUTIONAL FIDUCIARY TRUST

      Franklin's IFT Money Market Portfolio
      Franklin Cash Reserves Fund
      Franklin U.S. Government Securities Money Market Portfolio

FRANKLIN INVESTORS SECURITIES TRUST

      Franklin Adjustable U.S. Government Securities Fund

FRANKLIN MONEY FUND
FRANKLIN TEMPLETON MONEY FUND II
FRANKLIN FEDERAL MONEY FUND



We have examined management's assertion about the above listed funds (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act"), as of June 30, 1999, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1999, and with respect to agreement of security purchases and sales, for the period from April 1, 1999 through June 30, 1999:

o Inspection of the records of Franklin/Templeton Investors Services, Inc. as they pertain to the security positions owned by the Funds and held in book entry form.
o Reconciliation of such security positions to the books and records of the Funds.
o Agreement of a sample of security purchases and sales since our last report to the books and records of the Funds.

We believe that our  examination  provides a reasonable  basis for our opinion.
Our  examination  does  not  provide  a  legal   determination  of  the  Funds'
compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1999 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Securities and Exchange Commission and should not be used for any other purposes.




/s/ PricewaterhouseCoopers LLP
San Francisco, California
December 31, 1999


MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



We, as  members  of  management  of  Institutional  Fiduciary  Trust,  Franklin
Investors Securities Trust, Franklin Templeton Money Fund II and Franklin Federal Money Fund (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 1999 and for the period from April 1, 1999 through June 30, 1999.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1999 and for the period from April 1, 1999 through June 30, 1999 with respect to securities reflected in the investment accounts of the Funds.


INSTITUTIONAL FIDUCIARY TRUST

      Franklin's IFT Money Market Portfolio
      Franklin Cash Reserves Fund
      Franklin U.S. Government Securities Money Market Portfolio

FRANKLIN INVESTORS SECURITIES TRUST

      Franklin Adjustable U.S. Government Securities Fund

FRANKLIN MONEY FUND
FRANKLIN TEMPLETON MONEY FUND II
FRANKLIN FEDERAL MONEY FUND



By:

/s/ Charles B. Johnson
Charles B. Johnson

/s/ Martin L. Flanagan
Martin L. Flanagan
Chief Financial Officer

/s/ Harmon E. Burns
Harmon E. Burns
Vice President

/s/ Kimberley H. Monasterio
Kimberley H. Monasterio
Principal Accounting Officer